Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release www.aig.com	Contacts: Quentin McMillan (Investors): quentin.mcmillan@aig.com Claire Talcott (Media): claire.talcott@aig.com

AIG Reports Second Quarter 2022 Results

❖	General Insurance combined ratio of 87.4% improved by 5.1 points from the prior year quarter and was the first sub-90% combined ratio in over fifteen years

❖	General Insurance adjusted accident year combined ratio* of 88.5% improved by 2.6 points from the prior year quarter

❖	Global Commercial Lines adjusted accident year combined ratio* of 85.3% improved by 4.0 points from the prior year quarter

❖	Global Commercial Lines Net Premiums Written (NPW) growth of 5% (8% on a constant dollar basis)

❖	Life and Retirement posted its second consecutive quarter with more than $1.3 billion in fixed annuity deposits and overall positive net flows

❖	Net income per diluted common share was $3.78 compared to $0.11 in the prior year quarter

❖	Adjusted after-tax income* (AATI) per diluted common share of $1.19 compared to $1.52 in the prior year quarter, driven by a 73% increase in General Insurance underwriting income, offset by lower alternative investment income

❖	Repurchased $1.7 billion of AIG common stock in the second quarter and $3.1 billion as of June 30, 2022

❖	Redeemed and repurchased $7.6 billion in aggregate principal amount of debt

SECOND QUARTER NOTEWORTHY ITEMS

•	General Insurance adjusted pre-tax income (APTI) of $1.3 billion reflects a $336 million increase in underwriting income from the prior year quarter with 5.1 points of combined ratio improvement driven by higher premiums marked by higher renewal retentions, positive rate change and strong new business production, focused risk selection and improved terms and conditions as well as more favorable prior year development (PYD).

•	Life and Retirement APTI of $563 million reflects lower net investment income (NII) due in large part to lower alternative investment returns and lower yield enhancements, partially offset by more favorable mortality compared to the prior year quarter. In the current quarter, the impact of higher new money rates, which reflects benefits from higher interest rates, and wider credit spreads has provided uplift to base portfolio NII. Life and Retirement return on adjusted segment common equity* (Adjusted ROCE) for the second quarter was 7.6%.

•	Return on common equity (ROCE) and Adjusted ROCE* were 24.1% and 7.0%, respectively, on an annualized basis for the second quarter of 2022.

* Refers to financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Comment on Regulation G and Non-GAAP Financial Measures.

FOR IMMEDIATE RELEASE

NEW YORK, August 8, 2022 – American International Group, Inc. (NYSE: AIG) today reported financial results for the second quarter ended June 30, 2022.

AIG Chairman & Chief Executive Officer Peter Zaffino said: “AIG had another excellent quarter. General Insurance reported outstanding results and Life and Retirement again delivered a solid performance considering the significant market headwinds in the second quarter.

“Due to the high degree of equity market volatility in May and June, we decided to defer the launch of the Corebridge Financial initial public offering (IPO). Deferring the IPO provided us with an opportunity to further accelerate progress on numerous separation initiatives and to solidify the capital structure of this business as a standalone company. Completing the IPO is a significant priority for us and we remain ready to execute, subject to regulatory approvals and market conditions.

“General Insurance’s culture of underwriting excellence continues to be evidenced in our financial results. Meaningful top-line growth, strong renewal retention and new business, intentional improvements in business mix, rate above loss cost trends, coupled with a disciplined and focused approach to minimizing volatility, led to impressive profitability improvement.

“The combined ratio of 87.4% represents AIG’s first sub-90 quarter in over fifteen years and improved 510 basis points year-over-year. Consistent with our strategy to manage volatility, catastrophe losses were very modest in the quarter coming in at $121 million, or 1.8 points of the combined ratio. The adjusted accident year combined ratio of 88.5% improved for the 16th consecutive quarter – totaling 1,250 basis points of improvement over this period and 2,080 basis points of improvement in Global Commercial Lines. Overall, I am very pleased with our overall performance and the momentum we have heading into the second half of 2022.

“Life and Retirement experienced another solid quarter of sales growth in fixed annuities supported by Blackstone’s origination capabilities. Additionally, Life and Retirement is starting to see a positive impact in its base portfolio net investment income from higher interest rates and credit spreads.

“During the second quarter, we began to transfer certain assets under management to BlackRock in accordance with our recently announced asset management arrangement. We expect the majority of the remainder of the approximately $150 billion of assets under management to be transferred by the end of 2022.

“Lastly, certain capital management priorities were accelerated in the second quarter, including issuing $6.5 billion of Corebridge Financial debt and subsequently redeeming or repurchasing $7.6 billion in aggregate principal debt of AIG. In addition, we returned $2.0 billion to shareholders through $1.7 billion of AIG common stock repurchases and $256 million of dividends.

“Thanks to the outstanding efforts and hard work of our global colleagues, AIG continues to drive excellence across the company that will create long-term value for all our stakeholders.”

FOR IMMEDIATE RELEASE

For the second quarter of 2022, pre-tax income from continuing operations was $4.3 billion, up from $147 million from the prior year quarter. Second quarter of 2022 net income attributable to AIG common shareholders was $3.0 billion, or $3.78 per diluted common share, compared to net income of $91 million, or $0.11 per diluted common share, in the prior year quarter. The pre-tax income increase was primarily due to an increase in net realized gains on the Fortitude Re funds withheld embedded derivative, and overall strong General Insurance underwriting results, including higher premiums earned, margin expansion, and higher favorable PYD, partially offset by lower alternative investment income. The pre-tax income increase was partially offset by income attributable to noncontrolling interest associated with Blackstone’s 9.9% interest in the Life and Retirement business, mitigated by the use of proceeds received in the transaction through debt reduction and share repurchase activities.

AATI was $979 million, or $1.19 per diluted common share, for the second quarter of 2022 compared to $1.3 billion, or $1.52 per diluted common share, in the prior year quarter. The decrease in AATI was primarily due to lower alternative investment income, offset in part by a $336 million pre-tax increase in General Insurance underwriting results.

Total consolidated NII for the second quarter of 2022 was $2.6 billion, down 29% from $3.7 billion in the prior year quarter, primarily due to lower alternative investment income, lower call and tender income and lower returns from fair value option equity securities. Total NII on an APTI basis* was $2.5 billion, a decrease of $678 million compared to the prior year quarter.

Book value per common share was $58.16 as of June 30, 2022, a decrease of 16% from March 31, 2022 and 27% from December 31, 2021, reflecting a reduction in accumulated other comprehensive income (AOCI) as a result of higher market interest rates. Adjusted book value per common share* was $72.23, an increase of 2% from March 31, 2022 and 5% from December 31, 2021 reflecting growth in retained earnings from net income in excess of dividends and share repurchases. Adjusted tangible book value per common share was $66.06, an increase of 2% from March 31, 2022 and 5% from December 31, 2021.

For the second quarter of 2022, AIG repurchased approximately $1.7 billion of common stock or approximately 30 million shares and paid $256 million of common and preferred dividends, resulting in AIG Parent liquidity of $5.6 billion as of June 30, 2022. AIG’s ratio of total debt and preferred stock to total capital at June 30, 2022 was 31.1%, up from 27.8% at March 31, 2022, principally due to the impact of higher interest rates on of AOCI.

Today, the AIG Board of Directors declared a quarterly cash dividend of $0.32 per share on AIG common stock (NYSE: AIG). The dividend is payable on September 30, 2022 to stockholders of record at the close of business on September 16, 2022.

The AIG Board of Directors also declared a quarterly cash dividend of $365.625 per share on AIG Series A 5.85% Non-Cumulative Perpetual Preferred Stock, with a liquidation preference of $25,000 per share, which is represented by depositary shares (NYSE: AIG PRA), each representing a 1/1,000th interest in a share of preferred stock. Holders of depositary shares will receive $0.365625 per depositary share. The dividend is payable on September 15, 2022 to holders of record at the close of business on August 31, 2022.

FOR IMMEDIATE RELEASE

FINANCIAL SUMMARY

	Three Months Ended June 30,
($ in millions, except per common share amounts)	2021	2022
Net income attributable to AIG common shareholders	$91	$3,028
Net income per diluted share attributable to AIG common shareholders	$0.11	$3.78

Adjusted pre-tax income (loss)	$1,708	$1,359
General Insurance	1,194	1,257
Life and Retirement	1,124	563
Other Operations	(610)	(461)

Net investment income	$3,675	$2,604
Net investment income, APTI basis	3,182	2,504

Adjusted after-tax income attributable to AIG common shareholders	$1,331	$979
Adjusted after-tax income per diluted share attributable to AIG common shareholders*	$1.52	$1.19

Weighted average common shares outstanding - diluted (in millions)	872.9	800.7

Return on common equity	0.6%	24.1%
Adjusted return on common equity	10.5%	7.0%

Book value per common share	$76.73	$58.16
Adjusted book value per common share	$60.07	$72.23

Common shares outstanding (in millions)	854.9	771.3

* For the three-month period ended June 30, 2022, an option for Blackstone to exchange all or a portion of its ownership interest in Corebridge for AIG common shares was dilutive for the calculation of AATI per common share. The dilutive impact was an additional 42,572,031 shares for the period.

The comparisons on the following pages are against the first quarter of 2021, unless otherwise indicated. Refer to the AIG Second Quarter 2022 Financial Supplement, which is posted on AIG's website in the Investors section, for further information.

FOR IMMEDIATE RELEASE

GENERAL INSURANCE

	Three Months Ended June 30,
($ in millions)	2021	2022	Change
Gross premiums written	$9,503	$9,581	1%

Net premiums written	$6,860	$6,866	—%
North America	3,156	3,401	8
North America Commercial Lines	2,655	2,918	10
North America Personal Insurance	501	483	(4)
International	3,704	3,465	(6)
International Commercial Lines	2,062	2,037	(1)
International Personal Insurance	1,642	1,428	(13)

Underwriting income (loss)	$463	$799	73%
North America	169	406	140
North America Commercial Lines	162	416	157
North America Personal Insurance	7	(10)	NM
International	294	393	34
International Commercial Lines	218	349	60
International Personal Insurance	76	44	(42)

Net investment income, APTI basis	$731	$458	(37	) %
Adjusted pre-tax income	$1,194	$1,257	5%
Return on adjusted segment common equity	12.3%	12.0%	(0.3	) pts

Underwriting ratios:
North America Combined Ratio (CR)	93.7	86.3	(7.4	) pts
North America Commercial Lines CR	93.0	83.6	(9.4)
North America Personal Insurance CR	98.1	102.3	4.2
International CR	91.8	88.5	(3.3)
International Commercial Lines CR	88.7	82.4	(6.3)
International Personal Insurance CR	95.2	96.9	1.7
General Insurance (GI) CR	92.5	87.4	(5.1)

GI Loss ratio	61.3	56.2	(5.1	) pts
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(2.1)	(1.8)	0.3
Prior year development, net of reinsurance and prior year premiums	0.7	2.9	2.2
GI Accident year loss ratio, as adjusted	59.9	57.3	(2.6)
GI Expense ratio	31.2	31.2	—
GI Accident year combined ratio, as adjusted	91.1	88.5	(2.6)

Accident year combined ratio, as adjusted (AYCR):
North America AYCR	92.4	89.9	(2.5	) pts
North America Commercial Lines AYCR	91.2	88.2	(3.0)
North America Personal Insurance AYCR	100.1	99.7	(0.4)
International AYCR	90.2	87.2	(3.0)
International Commercial Lines AYCR	86.9	81.4	(5.5)
International Personal Insurance AYCR	94.0	95.2	1.2

FOR IMMEDIATE RELEASE

General Insurance

•	Net premiums written in the second quarter of 2022 increased 0.1% (5% on a constant dollar basis) to $6.9 billion and included Global Commercial Lines growth of 5% (8% on a constant dollar basis), reflected continued positive rate change, higher renewal retentions and strong new business production, particularly in Property. This growth was offset by a $232 million decrease in Global Personal Insurance, which had lower production in Warranty and was impacted by underwriting actions taken in Private Client Group to improve risk-adjusted returns, partially offset by growth in Travel and Personal Accident & Health.

•	Second quarter 2022 APTI increased by $63 million to $1.3 billion from the prior year quarter driven by stronger underwriting results, offset by lower alternative investment income. Underwriting income increased by $336 million and was $799 million in the second quarter of 2022, from $463 million in the prior year quarter. The second quarter of 2022 underwriting income included $119 million of catastrophe losses, net of reinsurance, compared to $118 million in the prior year quarter, which was flat year over year. During the second quarter of 2022 General Insurance had favorable net PYD of $202 million compared to favorable net PYD of $51 million in the prior year quarter.

•	General Insurance combined ratio was 87.4, a 5.1 point improvement and strong result compared to 92.5 in the prior year quarter, driven by loss ratio improvement that included higher favorable PYD. The General Insurance accident year combined ratio, as adjusted, was 88.5, an improvement of 2.6 points from the prior year quarter primarily as a result of continued earn-in of rate in excess of loss cost trends, favorable business mix and portfolio management strategy execution, resulting in a 57.3 accident year loss ratio, as adjusted*. The expense ratio of 31.2 was unchanged from the prior year quarter.

•	Commercial Lines underwriting results reflect the quality of the portfolio and its continued profitable growth. The accident year combined ratio, as adjusted, for North America Commercial Lines improved 3.0 points to 88.2, and for International Commercial Lines improved 5.5 points to 81.4 compared to the prior year quarter.

•	Personal Insurance underwriting results slightly decreased, largely reflecting mix shifts in the business as well as lower premiums in the period. The North America Personal Insurance accident year combined ratio, as adjusted, improved 0.4 points to 99.7 compared to the prior year quarter, reflecting favorable changes in business mix and strong growth in Travel premiums. The International Personal Insurance accident year combined ratio, as adjusted, deteriorated by 1.2 points to 95.2 due to an increased accident year loss ratio, driven by mix of business changes, increased claims, as well as a higher acquisition ratio.

FOR IMMEDIATE RELEASE

LIFE AND RETIREMENT

	Three Months Ended
	June 30,
($ in millions, except as indicated)	2021	2022	Change
Adjusted pre-tax income	$1,124	$563	(50	) %
Individual Retirement	617	204	(67)
Group Retirement	347	164	(53)
Life Insurance	20	117	485
Institutional Markets	140	78	(44)

Premiums and fees	$2,417	$1,862	(23	) %
Individual Retirement	273	267	(2)
Group Retirement	134	119	(11)
Life Insurance	887	931	5
Institutional Markets	1,123	545	(51)

Premiums and deposits	$9,035	$7,099	(21	) %
Individual Retirement	3,978	3,620	(9)
Group Retirement	2,255	1,772	(21)
Life Insurance	1,161	1,157	—
Institutional Markets	1,641	550	(66)

Net flows	$(306)	$80	NM	%
Individual Retirement*	(77)	628	NM
Group Retirement	(229)	(548)	(139)

Net investment income, APTI basis	$2,376	$1,989	(16	) %
Return on adjusted segment common equity	16.4%	7.6%	(8.8	) pts

*2021 includes $0.6 billion of net outflows from Retail Mutual Funds that were transferred or liquidated in the third quarter of 2021.

Life and Retirement

•	Life and Retirement reported APTI of $563 million for the second quarter of 2022, compared to $1.1 billion in the prior year quarter, primarily due to the impact of higher interest rates, lower equity markets, and NII. Declining equity markets together with rising interest rates and widening credit spreads drove accelerated deferred policy acquisition cost (DAC) amortization, higher policyholder reserves, and lower fee income in Individual Retirement and Group Retirement, as well as lower NII, including alternative investments returns, lower income from fair value options bonds and lower call and tender activity. Accelerated DAC amortization and increased SOP 03-1 reserves resulted in lower asset values which led to a non-cash impact of approximately $202 million compared to the prior year quarter.

•	These decreases are partially offset by less adverse mortality; the adverse mortality experience in Life Insurance is in line with the previously disclosed estimate of exposure sensitivity of $65 million to $75 million per 100,000 population deaths based on the reported second quarter COVID-related deaths in the United States.

FOR IMMEDIATE RELEASE

OTHER OPERATIONS

	Three Months Ended
	June 30,
($ in millions)	2021	2022	Change
Corporate and Other	$(617)	$(494)	20%
Asset Management	101	163	61
Adjusted pre-tax loss before consolidation and eliminations	(516)	(331)	36
Consolidation and eliminations	(94)	(130)	(38)
Adjusted pre-tax loss	$(610)	$(461)	24%

Other Operations

•	Second quarter adjusted pre-tax loss (APTL) was $461 million, including $130 million of reductions from consolidation and eliminations, compared to APTL of $610 million, including $94 million of reductions from consolidation and eliminations, in the prior year quarter. The improvement in APTL before consolidation and eliminations reflects lower general operating expenses and corporate interest expense as well as improvement in run-off underwriting results.

•	Before consolidation and eliminations, the improvement in APTL reflects lower underwriting loss attributable to absence of unfavorable PYD within the run-off business, lower corporate and other general operating expenses and lower corporate interest expense primarily driven by interest savings from debt redemptions and repurchases and cash tender offers.

FOR IMMEDIATE RELEASE

LIFE AND RETIREMENT SEPARATION

On October 26, 2020, AIG announced its intention to separate its Life and Retirement business from AIG.

On November 2, 2021, AIG and Blackstone Inc. (Blackstone) completed the acquisition by Blackstone of a 9.9 percent equity stake in Corebridge Financial, Inc., formerly known as SAFG Retirement Services, Inc. (Corebridge), which is the holding company for AIG’s Life and Retirement business. Pursuant to the definitive agreement, Blackstone will be required to hold its ownership interest in Corebridge following the completion of the separation of the Life and Retirement business, subject to exceptions permitting Blackstone to sell 25%, 67% and 75% of its shares after the first, second and third anniversaries, respectively, of the initial public offering of Corebridge (the IPO), with the transfer restrictions terminating in full on the fifth anniversary of the IPO. In the event that the IPO of Corebridge is not completed prior to November 2, 2023, Blackstone will have the right to require AIG to undertake the IPO, and in the event that the IPO has not been completed prior to November 2, 2024, Blackstone will have the right to exchange all or a portion of its ownership interest in Corebridge for shares of AIG’s common stock on the terms set forth in the definitive agreement. On November 1, 2021, Corebridge declared a dividend payable to AIG Parent in the amount of $8.3 billion. In connection with such dividend, Corebridge issued a promissory note to AIG Parent in the amount of $8.3 billion, which is required to be paid to AIG Parent prior to the IPO of Corebridge. On April 5, 2022, Corebridge issued senior unsecured notes in the aggregate principal amount of $6.5 billion, the proceeds of which were used to repay a portion of the $8.3 billion promissory note previously issued by Corebridge to AIG. While we currently believe the IPO is the next step in the separation of the Life and Retirement business from AIG, no assurance can be given regarding the form that future separation transactions may take or the specific terms or timing thereof, or that a separation will in fact occur. Any separation transaction will be subject to the satisfaction of various conditions and approvals, including approval by the AIG Board of Directors, receipt of insurance and other required regulatory approvals, and satisfaction of any applicable requirements of the Securities and Exchange Commission.

Additionally, on March 28, 2022, AIG announced that it plans to rebrand SAFG Retirement Services, Inc., the parent company of its Life and Retirement business, as Corebridge Financial, Inc. when it becomes a public company. Also on this date, AIG and BlackRock entered into a binding letter of intent pursuant to which BlackRock will manage certain liquid fixed income and private placement assets representing up to $60 billion of assets on behalf of AIG and up to $90 billion of assets on behalf of AIG’s Life and Retirement business; AIG and AIG’s Life and Retirement business will gain access to BlackRock’s world-class asset management capabilities as well as its investment management technology, Aladdin.

CONFERENCE CALL

AIG will host a conference call tomorrow, Tuesday, August 9, 2022 at 8:30 a.m. ET to review these results. The call is open to the public and can be accessed via a live listen-only webcast in the Investors section of http://www.aig.com/. A replay will be available after the call at the same location.

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Additional supplementary financial data is available in the Investors section at www.aig.com.

Certain statements in this press release and other publicly available documents may include, and officers and representatives of AIG may from time to time make and discuss, statements which, to the extent they are not statements of historical or present fact, may constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are intended to provide management’s current expectations or plans for AIG’s future operating and financial performance, based on assumptions currently believed to be valid or accurate. Forward-looking statements are often preceded by, followed by or include words such as “will,” “believe,” “anticipate,” “expect,” “expectations,” “intend,” “plan,” “strategy,” “prospects,” “project,” “anticipate,” “should,” “guidance,” “outlook,” “confident,” “focused on achieving,” “view,” “target,” “goal,” “estimate” and other words of similar meaning in connection with a discussion of future operating or financial performance. These statements, may include, among other things, projections, goals and assumptions that relate to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expense reduction efforts, the outcome of contingencies such as legal proceedings, anticipated organizational, business or regulatory changes, such as the separation of the Life and Retirement business from AIG, the effect of catastrophes and macroeconomic and/or geopolitical events, anticipated dispositions, monetization and/or acquisitions of businesses or assets, or successful integration of acquired businesses, management succession and retention plans, exposure to risk, trends in operations and financial results, and other statements that are not historical facts.

All forward-looking statements involve risks, uncertainties and other factors that may cause AIG’s actual results and financial condition to differ, possibly materially, from the results and financial condition expressed or implied in the forward-looking statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections, goals, assumptions and statements include, without limitation:

•	AIG’s ability to continue to separate the Life and Retirement business, including through an initial public offering, and the impact separation may have on AIG, its businesses, employees, contracts and customers;

•	the effects of economic conditions in the markets in which AIG and its businesses operate in the U.S. and globally and any changes therein, including financial market conditions, fluctuations in interest rates and foreign currency exchange rates and inflationary pressures, each of which may also be affected by geopolitical conflicts, including the conflict between Russia and Ukraine;

•	the occurrence of catastrophic events, both natural and man-made, including geopolitical conflicts, pandemics, civil unrest and the effects of climate change;

•	disruptions in the availability of AIG’s electronic data systems or those of third parties, including as a result of potential information technology, cybersecurity or data security breaches due to supply chain disruptions, cyber-attacks or security vulnerabilities, the likelihood of which may increase as a result of remote business operations;

•	the effectiveness of AIG’s enterprise risk management policies and procedures, including with respect to business continuity and disaster recovery plans;

•	changes in judgments concerning potential cost-saving opportunities;

•	availability of reinsurance or access to reinsurance on acceptable terms;

•	concentrations in AIG’s investment portfolios, including as a result of our asset management relationships with Blackstone and BlackRock;

•	changes in the valuation of AIG’s investments;

•	the effectiveness of strategies to recruit and retain key personnel and to implement effective succession plans;

•	actions by rating agencies with respect to AIG’s credit and financial strength ratings as well as those of its businesses and subsidiaries;

FOR IMMEDIATE RELEASE

•	changes to sources of or access to liquidity;

•	changes in judgments concerning the recognition of deferred tax assets and the impairment of goodwill;

•	changes in judgments or assumptions concerning insurance underwriting and insurance liabilities;

•	AIG’s ability to successfully dispose of, monetize and/or acquire businesses or assets or successfully integrate acquired businesses;

•	nonperformance or defaults by counterparties, including Fortitude Reinsurance Company Ltd. (Fortitude Re);

•	the requirements, which may change from time to time, of the global regulatory framework to which AIG is subject;

•	significant legal, regulatory or governmental proceedings;

•	the effects of sanctions related to the conflict between Russia and Ukraine and failure to comply therewith;

•	AIG's ability to effectively execute on the AIG 200 operational programs designed to modernize AIG's operating infrastructure and enhance user and customer experiences, and AIG’s ability to achieve anticipated cost savings from AIG 200;

•	the impact of COVID-19 and its variants and responses thereto;

•	AIG’s ability to effectively execute on environmental, social and governance targets and standards; and

•	such other factors discussed in Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) in AIG’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2022 (which will be filed with the SEC), and Part I, Item 1A. Risk Factors and Part II, Item 7. MD&A in AIG’s Annual Report on Form 10-K for the year ended December 31, 2021.

The forward-looking statements speak only as of the date of this press release, or in the case of any document incorporated by reference, the date of that document. AIG is not under any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. Additional information as to factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements is disclosed from time to time in our filings with the SEC.

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COMMENT ON REGULATION G AND NON-GAAP FINANCIAL MEASURES

Throughout this press release, including the financial highlights, AIG presents its financial condition and results of operations in the way it believes will be most meaningful and representative of its business results. Some of the measurements AIG uses are “Non-GAAP financial measures” under Securities and Exchange Commission rules and regulations. GAAP is the acronym for generally accepted accounting principles in the United States. The non-GAAP financial measures AIG presents are listed below and may not be comparable to similarly-named measures reported by other companies. The reconciliations of such measures to the most comparable GAAP measures in accordance with Regulation G are included within the relevant tables attached to this news release or in the Second Quarter 2022 Financial Supplement available in the Investors section of AIG’s website, www.aig.com.

AIG uses the following operating performance measures because AIG believes they enhance the understanding of the underlying profitability of continuing operations and trends of AIG’s business segments. AIG believes they also allow for more meaningful comparisons with AIG’s insurance competitors. When AIG uses these measures, reconciliations to the most comparable GAAP measure are provided on a consolidated basis.

Book Value per Common Share, Excluding Accumulated Other Comprehensive Income (Loss) (AOCI) adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets and Deferred Tax Assets (DTA) (Adjusted Book Value per Common Share) is used to show the amount of AIG’s net worth on a per-common share basis after eliminating items that can fluctuate significantly from period to period including changes in fair value of AIG’s available for sale securities portfolio, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. This measure also eliminates the asymmetrical impact resulting from changes in fair value of AIG’s available for sale securities portfolio wherein there is largely no offsetting impact for certain related insurance liabilities. In addition, AIG adjusts for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets held by AIG in support of Fortitude Re’s reinsurance obligations to AIG post deconsolidation of Fortitude Re (Fortitude Re funds withheld assets) since these fair value movements are economically transferred to Fortitude Re. AIG excludes deferred tax assets representing U.S. tax attributes related to net operating loss carryforwards and foreign tax credits as they have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As net operating loss carryforwards and foreign tax credits are utilized, the portion of the DTA utilized is included in these book value per common share metrics. Adjusted Book Value per Common Share is derived by dividing Total AIG common shareholders’ equity, excluding AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets, and DTA (Adjusted Common Shareholders’ Equity), by total common shares outstanding.

Book Value per Common Share, Excluding Goodwill, Value of Business Acquired (VOBA), Value of Distribution Channel Acquired (VODA), Other Intangible Assets, AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets, and Deferred Tax Assets (DTA) (Adjusted Tangible Book Value per Common Share) is used to provide more accurate measure of the realizable value of shareholder on a per-common share basis. Adjusted Tangible Book Value per Common Share is derived by dividing Total AIG common shareholders’ equity, excluding intangible assets, AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets, and DTA (Adjusted Tangible Common Shareholders’ Equity), by total common shares outstanding.

AIG Return on Common Equity – Adjusted After-tax Income Excluding AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets and DTA (Adjusted Return on Common Equity) is used to show the rate of return on common shareholders’ equity. AIG believes this measure is useful to investors because it eliminates items that can fluctuate significantly from period to period, including changes in fair value of AIG’s available for sale securities portfolio, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. This measure also eliminates the asymmetrical impact resulting from changes in fair value of AIG’s available for sale securities portfolio wherein there is largely no offsetting impact for certain related insurance liabilities. In addition, AIG adjusts for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets since these fair value movements are economically transferred to Fortitude Re. AIG excludes deferred tax assets representing U.S. tax attributes related to net operating loss carryforwards and foreign tax credits as they have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As net operating loss carryforwards and foreign tax credits are utilized, the portion of the DTA utilized is included in Adjusted Return on Common Equity. Adjusted Return on Common Equity is derived by dividing actual or annualized adjusted after-tax income attributable to AIG common shareholders by average Adjusted Common Shareholders’ Equity.

General Insurance and Life and Retirement Adjusted Segment Common Equity is based on segment equity adjusted for the attribution of debt and preferred stock (Segment Common Equity) and is consistent with AIG’s Adjusted Common Shareholders’ Equity definition.

FOR IMMEDIATE RELEASE

General Insurance and Life and Retirement Return on Adjusted Segment Common Equity – Adjusted After-tax Income (Return on Adjusted Segment Common Equity) is used to show the rate of return on Adjusted Segment Common Equity. Return on Adjusted Segment Common Equity is derived by dividing actual or annualized Adjusted After-tax Income by Average Adjusted Segment Common Equity.

Adjusted After-tax Income Attributable to General Insurance and Life and Retirement is derived by subtracting attributed interest expense, income tax expense and attributed dividends on preferred stock from APTI. Attributed debt and the related interest expense and dividends on preferred stock are calculated based on AIG’s internal allocation model. Tax expense or benefit is calculated based on an internal attribution methodology that considers among other things the taxing jurisdiction in which the segments conduct business, as well as the deductibility of expenses in those jurisdictions.

Adjusted Revenues exclude Net realized gains (losses), income from non-operating litigation settlements (included in Other income for GAAP purposes) and changes in fair value of securities used to hedge guaranteed living benefits (included in Net investment income for GAAP purposes). Adjusted revenues is a GAAP measure for AIG’s segments.

Adjusted Pre-tax Income (APTI) is derived by excluding the items set forth below from income from continuing operations before income tax. This definition is consistent across AIG’s segments. These items generally fall into one or more of the following broad categories: legacy matters having no relevance to AIG’s current businesses or operating performance; adjustments to enhance transparency to the underlying economics of transactions; and measures that AIG believes to be common to the industry. APTI is a GAAP measure for AIG’s segments. Excluded items include the following:

•	changes in fair value of securities used to hedge guaranteed living benefits;

•	changes in benefit reserves and deferred policy acquisition costs (DAC), value of business acquired (VOBA), and deferred sales inducements (DSI) related to net realized gains and losses;

•	changes in the fair value of equity securities;

•	net investment income on Fortitude Re funds withheld assets;

•	following deconsolidation of Fortitude Re, net realized gains and losses on Fortitude Re funds withheld assets;

•	loss (gain) on extinguishment of debt;

•	all net realized gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication. Earned income on such economic hedges is reclassified from net realized gains and losses to specific APTI line items based on the economic risk being hedged (e.g. net investment income and interest credited to policyholder account balances);

•	income or loss from discontinued operations;

•	net loss reserve discount benefit (charge);

•	pension expense related to lump sum payments to former employees;

•	net gain or loss on divestitures;

•	non-operating litigation reserves and settlements;

•	restructuring and other costs related to initiatives designed to reduce operating expenses, improve efficiency and simplify AIG’s organization;

•	the portion of favorable or unfavorable prior year reserve development for which AIG has ceded the risk under retroactive reinsurance agreements and related changes in amortization of the deferred gain;

•	integration and transaction costs associated with acquiring or divesting businesses;

•	losses from the impairment of goodwill; and

•	non-recurring costs associated with the implementation of non-ordinary course legal or regulatory changes or changes to accounting principles.

FOR IMMEDIATE RELEASE

Adjusted After-tax Income attributable to AIG common shareholders (AATI) is derived by excluding the tax effected APTI adjustments described above, dividends on preferred stock, noncontrolling interest on net realized gains (losses), other non-operating expenses and the following tax items from net income attributable to AIG:

•	deferred income tax valuation allowance releases and charges;

•	changes in uncertain tax positions and other tax items related to legacy matters having no relevance to AIG’s current businesses or operating performance; and

•	net tax charge related to the enactment of the Tax Cuts and Jobs Act (Tax Act).

See page 16 for the reconciliation of Net income attributable to AIG to Adjusted After-tax Income Attributable to AIG.

Ratios: AIG, along with most property and casualty insurance companies, uses the loss ratio, the expense ratio and the combined ratio as measures of underwriting performance. These ratios are relative measurements that describe, for every $100 of net premiums earned, the amount of losses and loss adjustment expenses (which for General Insurance excludes net loss reserve discount), and the amount of other underwriting expenses that would be incurred. A combined ratio of less than 100 indicates underwriting income and a combined ratio of over 100 indicates an underwriting loss. AIG’s ratios are calculated using the relevant segment information calculated under GAAP, and thus may not be comparable to similar ratios calculated for regulatory reporting purposes. The underwriting environment varies across countries and products, as does the degree of litigation activity, all of which affect such ratios. In addition, investment returns, local taxes, cost of capital, regulation, product type and competition can have an effect on pricing and consequently on profitability as reflected in underwriting income and associated ratios.

Accident year loss and Accident year combined ratios, as adjusted (Accident year loss ratio, ex-CAT and Accident year combined ratio, ex-CAT): both the accident year loss and accident year combined ratios, as adjusted, exclude catastrophe losses (CATs) and related reinstatement premiums, prior year development, net of premium adjustments, and the impact of reserve discounting. Natural catastrophe losses are generally weather or seismic events, in each case, having a net impact on AIG in excess of $10 million and man-made catastrophe losses, such as terrorism and civil disorders that exceed the $10 million threshold. AIG believes that as adjusted ratios are meaningful measures of AIG’s underwriting results on an ongoing basis as they exclude catastrophes and the impact of reserve discounting which are outside of management’s control. AIG also excludes prior year development to provide transparency related to current accident year results.

Underwriting ratios are computed as follows:

a)	Loss ratio = Loss and loss adjustment expenses incurred ÷ Net premiums earned (NPE)

b)	Acquisition ratio = Total acquisition expenses ÷ NPE

c)	General operating expense ratio = General operating expenses ÷ NPE

d)	Expense ratio = Acquisition ratio + General operating expense ratio

e)	Combined ratio = Loss ratio + Expense ratio

f)	CATs and reinstatement premiums = [Loss and loss adjustment expenses incurred – (CATs)] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes] – Loss ratio

g)	Accident year loss ratio, as adjusted (AYLR ex-CAT) = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes +/(-) Prior year premiums + Adjustment for ceded premium under reinsurance contracts related to prior accident years]

h)	Accident year combined ratio, as adjusted (AYCR ex-CAT) = AYLR ex-CAT + Expense ratio

i)	Prior year development net of reinsurance and prior year premiums = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes +/(-) Prior year premiums] – Loss ratio – CATs and reinstatement premiums ratio.

Premiums and deposits: includes direct and assumed amounts received and earned on traditional life insurance policies, group benefit policies and life-contingent payout annuities, as well as deposits received on universal life, investment-type annuity contracts, Federal Home Loan Bank (FHLB) funding agreements and mutual funds. We believe the measure of premiums and deposits is useful in understanding customer demand for our products, evolving product trends and our sales performance period over period.

Results from discontinued operations are excluded from all of these measures.

#      #      #

FOR IMMEDIATE RELEASE

American International Group, Inc. (AIG) is a leading global insurance organization. AIG member companies provide a wide range of property casualty insurance, life insurance, retirement solutions and other financial services to customers in approximately 70 countries and jurisdictions. These diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG common stock is listed on the New York Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance www.twitter.com/AIGinsurance | LinkedIn: www.linkedin.com/company/aig. These references with additional information about AIG have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide property-casualty, life and retirement and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries and jurisdictions, and coverage is subject to underwriting requirements and actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation

($ in millions, except per common share data)

Reconciliations of Adjusted Pre-tax and After-tax Income

	Three Months Ended June 30,
	2021				2022
		Total Tax				Total Tax
		(Benefit)	Non-controlling			(Benefits)	Non-controlling
	Pre-tax	Charge	Interests(d)	Tax	Pre-tax	Charge	Interests(d)	After Tax
Pre-tax income/net income, including noncontrolling interests	$147	$(3)	$—	$150	$4,321	$928	$—	$3,392
Noncontrolling interests			(51)	(51)			(356)	(356)
Pre-tax income/net income attributable to AIG	147	(3)	(51)	99	4,321	928	(356)	3,036
Dividends on preferred stock				8				8
Net income attributable to AIG common shareholders				91				3,028
Adjustments:
Changes in uncertain tax positions and other tax adjustments(a)		(35)	—	35		(3)	—	3
Deferred income tax valuation allowance releases(b)		25	—	(25)		17	—	(17)
Changes in fair value of securities used to hedge guaranteed living benefits	(13)	(2)	—	(11)	(10)	(2)	—	(8)
Changes in benefit reserves and DAC, VOBA and DSI related to net realized gains (losses)	(120)	(25)	—	(95)	128	27	—	101
Changes in the fair value of equity securities	13	3	—	10	30	6	—	24
Loss on extinguishment of debt	106	23	—	83	299	63	—	236
Net investment income on Fortitude Re funds withheld assets	(507)	(107)	—	(400)	(188)	(40)	—	(148)
Net realized (gains) losses on Fortitude Re funds withheld assets	(173)	(37)	—	(136)	86	19	—	67
Net realized (gains) losses on Fortitude Re funds withheld embedded derivative	2,056	431	—	1,625	(2,776)	(583)	—	(2,193)
Net realized (gains) losses(c)	59	17	—	42	(620)	(154)	—	(466)
Loss from discontinued operations				—				1
Net loss on divestitures	1	—	—	1	1	1	—	—
Non-operating litigation reserves and settlements	—	—	—	—	(4)	(1)	—	(3)
Favorable prior year development and related amortization changes ceded under retroactive reinsurance agreements	(65)	(14)	—	(51)	(144)	(30)	—	(114)
Net loss reserve discount charge	22	5	—	17	14	4	—	10
Integration and transaction costs associated with acquiring or divesting businesses	35	7	—	28	38	8	—	30
Restructuring and other costs	126	26	—	100	175	37	—	138
Non-recurring costs related to regulatory or accounting changes	21	4	—	17	9	2	—	7
Noncontrolling interests(d)			—	—			283	283
Adjusted pre-tax income/Adjusted after-tax income attributable to AIG common shareholders	$1,708	$318	$(51)	$1,331	$1,359	$299	$(73)	$979

Reconciliations of Adjusted Pre-tax and After-tax Income

	Six Months Ended June 30,
	2021				2022
		Total Tax	Non-			Total Tax	Non-
		(Benefit)	controlling	After		(Benefit)	controlling	After
	Pre-tax	Charge	Interests(d)	Tax	Pre-tax	Charge	Interests(d)	Tax
Pre-tax income/net income, including noncontrolling interests	$4,875	$795	$—	$4,080	$10,156	$2,107	$—	$8,048
Noncontrolling interests			(105)	(105)			(752)	(752)
Pre-tax income/net income attributable to AIG	4,875	795	(105)	3,975	10,156	2,107	(752)	7,296
Dividends on preferred stock				15				15
Net income attributable to AIG common shareholders				3,960				7,281
Adjustments:
Changes in uncertain tax positions and other tax adjustments(a)		866	—	(866)		88	—	(88)
Deferred income tax valuation allowance (releases) charges(b)		(661)	—	661		23	—	(23)
Changes in fair value of securities used to hedge guaranteed living benefits	(35)	(7)	—	(28)	(23)	(5)	—	(18)
Changes in benefit reserves and DAC, VOBA and DSI related to net realized gains (losses)	83	18	—	65	401	84	—	317
Changes in the fair value of equity securities	(9)	(2)	—	(7)	57	12	—	45
Loss on extinguishment of debt	98	21	—	77	299	63	—	236
Net investment income on Fortitude Re funds withheld assets	(993)	(209)	—	(784)	(479)	(101)	—	(378)
Net realized (gains) losses on Fortitude Re funds withheld assets	(346)	(73)	—	(273)	226	48	—	178
Net realized gains on Fortitude Re funds withheld embedded derivative	(326)	(68)	—	(258)	(6,094)	(1,280)	—	(4,814)
Net realized gains(c)	(568)	(128)	—	(440)	(1,808)	(435)	—	(1,373)
Loss from discontinued operations				—				1
Net gain on divestitures	(6)	(1)	—	(5)	(39)	(8)	—	(31)
Non-operating litigation reserves and settlements	—	—	—	—	(38)	(8)	—	(30)
Favorable prior year development and related amortization changes ceded under retroactive reinsurance agreements	(84)	(18)	—	(66)	(144)	(30)	—	(114)
Net loss reserve discount benefit	(10)	(2)	—	(8)	(6)	(1)	—	(5)
Integration and transaction costs associated with acquiring or divesting businesses	44	9	—	35	84	18	—	66
Restructuring and other costs	200	42	—	158	268	56	—	212
Non-recurring costs related to regulatory or accounting changes	41	8	—	33	13	3	—	10
Noncontrolling interests(d)			—	—			581	581
Adjusted pre-tax income/Adjusted after-tax income attributable to AIG common shareholders	$2,964	$590	$(105)	$2,254	$2,873	$634	$(171)	$2,053

(a) Six months ended June 30, 2021 includes the completion of audit activity by the Internal Revenue Service.

(b) Six months ended June 30, 2021 includes an increase in the valuation allowance against a portion of certain tax attribute carryforwards of AIG's U.S. federal consolidated income tax group, as well as net valuation allowance release in certain foreign jurisdictions.

(c) Includes all net realized gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication and net realized gains and losses on Fortitude Re funds withheld assets.

(d) For the three and six months ended June 30, 2022, noncontrolling interests include Blackstone’s 9.9 percent equity stake in Corebridge.

17

Summary of Key Financial Metrics

	Three Months Ended June 30,				Six Months Ended June 30,
Earnings per common share:	2021	2022	% Inc. (Dec.)		2021	2022	% Inc. (Dec.)
Basic
Income from continuing operations	$0.11	$3.83	NM	%	$4.58	$9.06	97.8%
Income from discontinued operations	—	—	NM		—	—	NM
Net income attributable to AIG common shareholders	$0.11	$3.83	NM		$4.58	$9.06	97.8

Diluted
Income from continuing operations	0.11	$3.78	NM		4.53	$8.95	97.6
Income from discontinued operations	—	—	NM		—	—	NM
Net income attributable to AIG common shareholders	$0.11	$3.78	NM		$4.53	$8.95	97.6

Adjusted after-tax income attributable to AIG common shareholders per diluted share (a)	$1.52	$1.19	(21.7)%		$2.58	$2.50	(3.1)%
Weighted average shares outstanding:
Basic	862.9	790.9			865.5	803.5
Diluted	872.9	800.7			874.6	813.3

(a) For the three- and six-month periods ended June 30, 2022, an option for Blackstone to exchange all or a portion of its ownership interest in Corebridge for AIG common shares was dilutive for the calculation of Adjusted after-tax income per common share attributable to AIG common shareholders. The dilutive impact was an additional 42,572,031 shares for both periods.

Reconciliation of Book Value per Common Share

As of period end:	June 30, 2021	December 31, 2021	March 31, 2022	June 30, 2022
Total AIG shareholders' equity	$66,083	$65,956	$55,944	$45,344
Less: Preferred equity	485	485	485	485
Total AIG common shareholders' equity (a)	65,598	65,471	55,459	44,859
Less: Deferred tax assets (DTA)*	7,374	5,221	4,816	4,582
Less: Accumulated other comprehensive income (AOCI)	10,209	6,687	(5,900)	(17,656)
Add: Cumulative unrealized gains and losses related to Fortitude Re Funds withheld assets	3,341	2,791	48	(2,223)
Subtotal: AOCI plus cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	6,868	3,896	(5,948)	(15,433)
Total adjusted common shareholders' equity (b)	$51,356	$56,354	$56,591	$55,710
Less: Intangible assets:
Goodwill	4,083	4,056	4,009	3,935
Value of business acquired	121	111	107	99
Value of distribution channel acquired	477	458	448	438
Other intangibles	305	300	291	289
Total intangible assets	4,986	4,925	4,855	4,761
Total adjusted tangible common shareholders' equity (c)	$46,370	$51,429	$51,736	$50,949
Total common shares outstanding (d)	854.9	818.7	800.2	771.3

As of period end:	June 30, 2021	% Inc. (Dec.)	December 31, 2021	% Inc. (Dec.)	March 31, 2022	% Inc. (Dec.)	June 30, 2022
Book value per common share (a÷d)	$76.73	(24.2)%	$79.97	(27.3)%	$69.30	(16.1)%	$58.16
Adjusted book value per common share (b÷d)	60.07	20.2	68.83	4.9	70.72	2.1	72.23
Adjusted tangible book value per common share (c÷d)	54.24	21.8	62.82	5.2	64.65	2.2	66.06

18

Reconciliation of Return On Common Equity

	Three Months Ended June 30,
	2021	2022
Annualized net income (loss) attributable to AIG common shareholders (a)	$364	$12,112

Annualized adjusted after-tax income attributable to AIG common shareholders (b)	$5,324	$3,916

Average AIG Common Shareholders' equity (c)	$63,896	$50,159
Less: Average DTA*	7,457	4,699
Less: Average AOCI	8,338	(11,778)
Add: Average cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	2,794	(1,088)
Subtotal: AOCI plus cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	5,544	(10,690)
Average adjusted common shareholders' equity (d)	$50,895	$56,150

ROCE (a÷c)	0.6%	24.1%
Adjusted return on common equity (b÷d)	10.5%	7.0%

* Represents deferred tax assets only related to U.S. net operating loss and foreign tax credit carryforwards on a U.S. GAAP basis and excludes other balance sheet deferred tax assets and liabilities.

Reconciliation of Net Investment Income

	Three Months Ended
	June 30,
	2021	2022
Net Investment Income per Consolidated Statements of Operations	$3,675	$2,604
Changes in fair value of securities used to hedge guaranteed living benefits	(13)	(13)
Changes in the fair value of equity securities	13	30
Net investment income on Fortitude Re funds withheld assets	(507)	(188)
Net realized gains (losses) related to economic hedges and other	14	71
Total Net Investment Income - APTI Basis	$3,182	$2,504

Net Premiums Written - Change in Constant Dollar

	Three Months Ended June 30, 2022
				North
		Global -	Global -	America	International -
	General	Commercial	Personal	Commercial	Commercial	Personal
General Insurance	Insurance	Lines	Insurance	Lines	Lines	Insurance
Foreign exchange effect on worldwide premiums:
Change in net premiums written
Increase (decrease) in original currency	5%	8%	(4)%	10%	5%	(4)%
Foreign exchange effect	(5)	(3)	(7)	—	(6)	(9)
Increase (decrease) as reported in U.S. dollars	—%	5%	(11)%	10%	(1)%	(13)%

19

Reconciliations of Accident Year Loss and Accident Year Combined Ratios, as Adjusted

	Three Months Ended
	June 30,
	2018	2021	2022
Total General Insurance
Combined ratio	101.3	92.5	87.4
Catastrophe losses and reinstatement premiums	(2.3)	(2.1)	(1.8)
Prior year development, net of reinsurance and prior year premiums	0.8	0.7	2.9
Adjustments for ceded premium under reinsurance contracts and other	1.2	—	—
Accident year combined ratio, as adjusted	101.0	91.1	88.5

North America
Combined ratio		93.7	86.3
Catastrophe losses and reinstatement premiums		(2.9)	(1.7)
Prior year development, net of reinsurance and prior year premiums		1.6	5.3
Accident year combined ratio, as adjusted		92.4	89.9

North America - Commercial Lines
Combined ratio		93.0	83.6
Catastrophe losses and reinstatement premiums		(2.9)	(1.9)
Prior year development, net of reinsurance and prior year premiums		1.1	6.5
Accident year combined ratio, as adjusted		91.2	88.2

North America - Personal Insurance
Combined ratio		98.1	102.3
Catastrophe losses and reinstatement premiums		(3.0)	(0.5)
Prior year development, net of reinsurance and prior year premiums		5.0	(2.1)
Accident year combined ratio, as adjusted		100.1	99.7

International
Combined ratio		91.8	88.5
Catastrophe losses and reinstatement premiums		(1.5)	(2.0)
Prior year development, net of reinsurance and prior year premiums		(0.1)	0.7
Accident year combined ratio, as adjusted		90.2	87.2

International - Commercial Lines
Combined ratio		88.7	82.4
Catastrophe losses and reinstatement premiums		(1.4)	(2.3)
Prior year development, net of reinsurance and prior year premiums		(0.4)	1.3
Accident year combined ratio, as adjusted		86.9	81.4

International - Personal Insurance
Loss ratio		55.2	56.4
Catastrophe losses and reinstatement premiums		(1.6)	(1.6)
Prior year development, net of reinsurance and prior year premiums		0.4	(0.1)
Accident year loss ratio, as adjusted		54.0	54.7

Combined ratio		95.2	96.9
Catastrophe losses and reinstatement premiums		(1.6)	(1.6)
Prior year development, net of reinsurance and prior year premiums		0.4	(0.1)
Accident year combined ratio, as adjusted		94.0	95.2

Global - Commercial Insurance
Combined ratio	104.5	91.1	83.1
Catastrophe losses and reinstatement premiums	(3.3)	(2.2)	(2.1)
Prior year development, net of reinsurance and prior year premiums	2.6	0.4	4.3
Adjustments for ceded premium under reinsurance contracts and other	2.3	—	—
Accident year combined ratio, as adjusted	106.1	89.3	85.3

Reconciliation of General Insurance Return on Adjusted Segment Common Equity

	Three Months Ended
	June 30,
	2021	2022
Adjusted pre-tax income	$1,194	$1,257
Interest expense on attributed financial debt	147	149
Adjusted pre-tax income including attributed interest expense	1,047	1,108
Income tax expense	263	254
Adjusted after-tax income	784	854
Dividends declared on preferred stock	3	3
Adjusted after-tax income attributable to common shareholders	$781	$851

Ending adjusted segment common equity	$25,473	$30,078
Average adjusted segment common equity	$25,369	$28,334
Return on adjusted segment common equity	12.3%	12.0%

Total segment shareholder’s equity	$26,308	$25,574
Less: Preferred equity	197	210
Total segment common equity	26,111	25,364
Less: Accumulated other comprehensive income (AOCI)	849	(5,214)
Add: Cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	211	(500)
Subtotal: AOCI plus cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	638	(4,714)
Total adjusted segment common equity	$25,473	$30,078

Reconciliations of Premiums and Deposits

	Three Months Ended
	June 30,
	2021	2022
Individual Retirement:
Premiums	$32	$57
Deposits	3,949	3,566
Other	(3)	(3)
Premiums and deposits	$3,978	$3,620

Group Retirement:
Premiums	$4	$5
Deposits	2,251	1,767
Other	—	—
Premiums and deposits	$2,255	$1,772

Life Insurance:
Premiums	$532	$561
Deposits	409	388
Other	220	208
Premiums and deposits	$1,161	$1,157

Institutional Markets:
Premiums	$1,077	$496
Deposits	559	46
Other	5	8
Premiums and deposits	$1,641	$550

Total Life and Retirement:
Premiums	$1,645	$1,119
Deposits	7,168	5,767
Other	222	213
Premiums and deposits	$9,035	$7,099

Reconciliation of Life and Retirement Return on Adjusted Segment Common Equity

	Three Months Ended
	June 30,
	2021	2022
Adjusted pre-tax income	$1,124	$563
Interest expense on attributed financial debt	74	68
Adjusted pre-tax income including attributed interest expense	1,050	495
Income tax expense	211	95
Adjusted after-tax income	839	400
Dividends declared on preferred stock	2	2
Adjusted after-tax income attributable to common shareholders	$837	$398

Ending adjusted segment common equity	$20,689	$20,537
Average adjusted segment common equity	$20,458	$20,891
Return on adjusted segment common equity	16.4%	7.6%

Total segment shareholder’s equity	$29,558	$11,546
Less: Preferred equity	139	147
Total segment common equity	29,419	11,399
Less: Accumulated other comprehensive income (AOCI)	11,860	(10,861)
Add: Cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	3,130	(1,723)
Subtotal: AOCI plus cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	8,730	(9,138)
Total adjusted segment common equity	$20,689	$20,537